UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

April 7, 2006

Date of Report (Date of earliest event reported)

DJ ORTHOPEDICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-16757	33-0978270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2985 Scott Street
Vista, California	92081
(Address of principal executive offices)	(Zip Code)

(800) 336-5690

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On April 7, 2006, dj Orthopedics, Inc.’s subsidiary dj Orthopedics, LLC (the Company) completed a new credit agreement with a syndicate of lenders and with Wachovia Bank, National Association, as administrative agent to finance the transaction described below in Item 2.01. The new credit agreement provides for total borrowings of $400 million, consisting of a term loan of $350 million, which was fully drawn at closing and up to $50 million available under a revolving line of credit, of which $45.8 million was available at closing, net of outstanding letters of credit. The new credit agreement replaced the Company’s existing credit agreement and the approximately $47 million of debt outstanding under the former agreement was paid off by the new agreement. Under the new credit agreement, up to $25 million of outstanding borrowings may be denominated in British Pounds or Euros.

Borrowings under the term loan and on the revolving credit facility bear interest at variable rates (either a LIBOR rate or the lenders’ base rate, as elected by the Company) plus a margin. Under the new agreement, the interest rate for the term loan is LIBOR plus a margin of 1.50%, or the lenders’ base rate plus a margin of 0.50%. The applicable margin on the revolving credit facility varies based on the Company’s leverage ratio. The interest rate for the revolving credit facility is LIBOR plus an applicable margin of 1.25% to 2.00%, or the lenders’ base rate plus an applicable margin of 0.25% to 1.00%. At the Company’s current leverage ratio, the applicable interest rate on the revolving credit facility is either LIBOR plus 1.75% or the lender’s base rate plus 0.75%. In connection with the new credit agreement, the Company entered into an interest rate swap for a notional amount of $250 million of the term loan. The interest rate swap converts the variable LIBOR rate to a fixed LIBOR rate of 5.29% for a period of five years. Accordingly, with respect to the notional amount of $250 million, the Company’s interest rate is fixed at 6.79% (5.29% plus the 1.50% margin) for the period of the swap. The notional amount of $250 million is scheduled to amortize to zero over the period of the swap in proportion to expected cash flows. The Company will capitalize debt issuance costs of approximately $6 million in association with the new credit agreement, which will be amortized over the term of the agreement.

The Company is required to make quarterly principal payments on the term loan of $0.875 million, beginning in June 2006. The balance of the term loan, if any, is due in full on April 7, 2013. Any borrowings under the revolving credit facility are due in full on April 7, 2012. The Company is also required to make annual mandatory payments of the term loan in an amount equal to 50% of its excess cash flow if the Company’s ratio of total debt to consolidated EBITDA exceeds 2.50 to 1.00. Excess cash flow represents the Company’s net income adjusted for extraordinary gains or losses, depreciation, amortization and other non-cash charges, changes in working capital, changes in deferred revenues, payments for capital expenditures and permitted acquisitions and repayment of certain indebtedness. In addition, the term loan is subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of certain debt issuances by the Company; (b) 50% of the net cash proceeds of certain equity issuances by the Company if the Company’s ratio of total debt to consolidated EBITDA exceeds 2.50 to 1.00; (c) 100% of the net cash proceeds of certain insurance, condemnation award or other compensation in respect to any casualty event; and (d) 100% of the net cash proceeds of certain asset sales or other dispositions of property by the Company, in each case subject to certain exceptions.

The credit agreement imposes certain restrictions on the Company, including restrictions on the ability to incur indebtedness, incur or guarantee obligations, prepay other indebtedness or amend other debt instruments, pay dividends or make other distributions (except for certain tax distributions), redeem or repurchase equity, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries, make capital expenditures, grant liens, sell assets and engage in certain other activities. Indebtedness under the credit agreement is secured by substantially all of the Company’s assets, including real and personal property, inventory, accounts receivable, intellectual property and other intangibles. The credit agreement requires the Company to maintain: a ratio of total debt to consolidated EBITDA of no more than 4.50 to 1.00 and gradually decreasing to 2.50 to 1.00 for the first quarter of 2010 and thereafter; and a ratio of consolidated EBITDA to fixed charges of at least 1.50 to 1.00. Material violations of these covenants and restrictions, or the payment terms described above, can result in an event of default and acceleration of the entire indebtedness.

A copy of the credit agreement is filed as Exhibit 10.1 to this Current Report.

Item 2.01. Completion of Acquisition or Disposition of Assets

On April 7, 2006, the Company completed the acquisition, under an agreement originally signed on February 27, 2006, of all the outstanding capital stock of Aircast Incorporated (Aircast) for approximately $290 million in cash. Aircast is a leading designer and manufacturer of ankle braces and other orthopedic devices, cold therapy systems and vascular systems. The stockholders of Aircast were Tailwind Management LP, a Delaware limited partnership, TWCP, L.P., a Delaware limited partnership and its Affiliates, DLJ Growth Capital Partners, L.P., a Delaware limited partnership, GCP Plan Investors, L.P., a Delaware limited partnership, and GSO Credit Opportunities Fund (Helios), L.P., a Cayman Islands limited partnership. A copy of the stock purchase agreement and a press release announcing the closing of the transaction are filed as Exhibit 10.2 and Exhibit 99.1, respectively, to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(a)          Financial Statements of Businesses Acquired.

The financial statements that are required to be filed pursuant to this item will be filed by amendment not later than 71 days following the due date of this report.

(b)         Pro Forma Financial Information.

The pro forma financial information that is required to be filed pursuant to this item will be filed by amendment not later than 71 days following the due date of this report.

(d)         Exhibits.

Exhibit No.	Document
10.1

Credit Agreement, dated April 7, 2006, among dj Orthopedics, LLC, certain of its foreign subsidiaries party hereto from time to time, dj Orthopedics, Inc., Wachovia Bank, National Association, as administrative agent, and lenders party thereto.

10.2	Stock purchase agreement by and among dj Orthopedics, LLC, and the Stockholders of Aircast.

99.1	Press release dated April 7, 2006 relating to dj Orthopedics, Inc.’s completing the acquisition of Aircast.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJ ORTHOPEDICS, INC.
(Registrant)

Date:	April 13, 2006	BY:	/s/ VICKIE L. CAPPS
Vickie L. Capps
Senior Vice President, Finance and Chief Financial Officer
(Principal Financial Officer)